Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-225789 on Form F-3 of our report dated April 4, 2018, relating to the financial statements of Check-Cap Ltd (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding substantial doubts about the ability of the Company to continue as a going concern), included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel
July 10, 2018